A special meeting of the Limited Partners was held on August 1, 2006 to elect Directors of the Partnership. The following new Directors were elected at this meeting: Frank L. Bowman, Kathleen A. Dennis, Michael F. Klein, and W. Allen Reed. Charles A. Fiumefreddo, Edwin
 J. Garn, Wayne E. Hedien, James F. Higgins, Dr. Manuel H. Johnson, Joseph J. Kearns, Michael E. Nugent, and Fergus Reid remained on the Board after the election. Subsequently, Charles A. Fiumefreddo, Edwin
 J. Garn, and Wayne Hedien retired. The Board of the Directors currently consists of Frank L. Bowman, Michael Bozic, Kathleen A. Dennis, James
 F. Higgins, Dr. Manuel H. Johnson, Michael F. Klein, Joseph J. Kearns, Michael E. Nugent, W. Allen Reed, and Fergus Reid.

The following table summarizes the voting results:


Votes For
Votes Withheld
Frank L. Bowman
634,650
1,480
Kathleen A. Dennis
634,650
1,480
Michael F. Klein
634,650
1,480
W. Allen Reed
634,650
1,480